Exhibit 3(a)(ii)

ARTICLES OF AMENDMENT
TO
RESTATED ARTICLES OF INCORPORATION
OF
CORDIS CORPORATION

      Pursuant to the terms, provisions and mandates of the Florida Statutes,
Section 607.001 et seq., the Florida General Corporation Act, Cordis Corporation, a Florida corporation, by its undersigned officers, states the following:

      1.    The name of the corporation is CORDIS CORPORATION.

      2. That the Restated Articles of Incorporation of Cordis Corporation, heretofore filed with the Florida Department of State, with respect to Article III thereof, the said Article III being titled "Capital Stock," have been amended as follows:

            That the maximum shares of common stock that the Corporation is authorized to issue and have outstanding is Fifty Million (50,000,000) Shares at par value of $1.00 per share.

      3. That the increase in authorized common stock of the Corporation as herein set forth is the only amendment to the Restated Articles of Incorporation and no other or further provision thereof is intended to be changed by these Articles of Incorporation.

      4. That the aforesaid Amendment was duly adopted by the affirmative vote of the holders of a majority of the shares of the Corporation's Common Stock entitled to vote thereon at the Annual Meeting of the Corporation, on October 21, 1983, subsequent to notice of the meeting, duly given to each Shareholder of record entitled to vote at such meeting and at which meeting there was a quorum of the Shareholders entitled to vote present, in person or by proxy.

      IN WITNESS WHEREOF, the undersigned, on behalf of CORDIS CORPORATION, have executed these Articles of Amendment this 24th day of October, 1983.

                                    /s/ Harold Hershenson
                                    HAROLD HERSHENSON
                                    Executive Vice President

                                    /s/ Daniel G. Hall
                                    DANIEL G. HALL
                                    Secretary

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STATE OF FLORIDA  )
                  :ss
COUNTY OF DADE    )

      ON THIS DAY, personally appeared before me, the undersigned officer, a Notary Public, in and for the State and County aforesaid, HAROLD HERSHENSON, known to me to be the Executive Vice President of Cordis Corporation, a Florida corporation, and after making oath in due form of law, acknowledged that he executed the foregoing Articles of Amendment as such Officer of the Corporation, for and on behalf of the said Corporation, after having been duly authorized to do so.

      WITNESS my hand and official seal this 24th day of October, 1983, at Miami, Dade County, Florida.

                                    /s/ Marion E. DeBellis
                                    NOTARY PUBLIC

                                    NOTARY PUBLIC STATE OF FLORIDA
                                    MY COMMISSION EXPIRES APR 18 1986
                                    BONDED THRU GENERAL INS. UND.